Exhibit 99.1

Qualstar Reports Fiscal 2017 Second Quarter Results

Year – Over – Year Net Income Increased by 116%

SIMI VALLEY, Calif., August 8, 2017 — Qualstar Corporation (Nasdaq: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today announced its financial results for the second fiscal quarter ended June 30, 2017.

(All amounts are in thousands, except per share data):

Results for the Three Months Ended June 30, 2017 vs. 2016

●	Net revenue decreased 4.3% to $2,267 from $2,370
●	Total operating expenses decreased 23.7% to $838 from $1,099
●	Net income of $59 or $0.03 per basic and diluted share vs. net loss of $336 or ($.16) per basic and diluted share

Results for the Six Months Ended June 30, 2017 vs. 2016

●	Net revenue increased 4.1% to $4,706 from $4,520
●	Total operating expenses decreased 22.8% to $1,670 from $2,163
●	Net income of $117 from net loss of $750, an increase of 116%, or $0.06 per basic and diluted share vs. ($0.37) per basic and diluted share
●	Cash provided by operations of $768 vs. cash used by operations of $432

Highlights for the Three and Six Months Ended June 30, 2017

●	Strong balance sheet and no debt
●	Cash, restricted cash and cash equivalents increased by $766 to $4,557 from $3,791 as of December 31, 2016
●	Continued sales growth and product expansion within our power supply subsidiary
●	Increased gross profit margins for the three months ended June 30, 2017 from the same period last year by 6.9% and for the six months ended June 30, 2017 by 6.5% from the same period last year

“We continue to make substantial progress improving our operating efficiencies and positioning our business for long term success. This is our second consecutive profitable quarter and we have had positive cash flow for the last twelve months” said Steven N. Bronson, CEO and President of Qualstar. He continued, “We also continue to explore acquisition opportunities.”

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For further information on these risks and uncertainties, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com). The information contained in this press release is as of the date of this press release. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Investor Relations:

Steven N. Bronson

Chief Executive Officer

805-617-4419

IR@Qualstar.com

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

  (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenues	$2,267	$2,370	$4,706	$4,520
Cost of goods sold	1,370	1,596	2,919	3,097
Gross profit	897	774	1,787	1,423
Operating expenses:
Engineering	110	223	296	618
Sales and marketing	279	357	526	657
General and administrative	449	519	848	888
Total operating expenses	838	1,099	1,670	2,163
Income (loss) from operations	59	(325)	117	(740)
Other expenses	-	(11)	-	(10)
Income (loss) before income taxes	59	(336)	117	(750)
Provision for income taxes	-	-	-	-
Net income (loss)	$59	$(336)	$117	$(750)
Income (loss) per common share:
Basic and diluted	$0.03	$(0.16)	$0.06	$(0.37)
Weighted average common shares outstanding:
Basic and diluted	2,042	2,042	2,042	2,042

QUALSTAR CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,457	$3,691
Restricted cash	100	100
Accounts receivables, net	1,370	1,583
Inventories, net	1,110	1,360
Prepaid expenses and other current assets	97	166
Total current assets	7,134	6,900
Non-current assets:
Property and equipment, net	200	286
Other assets	73	77
Total assets	$7,407	$7,263

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$833	$888
Accrued payroll and related liabilities	286	222
Deferred service revenue, short term	859	787
Other accrued liabilities	330	359
Total current liabilities	2,308	2,256
Long term liabilities:
Other long term liabilities	52	63
Deferred service revenue	91	105
Total long term liabilities	143	168
Total liabilities	2,451	2,424

Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares authorized, 2,042 shares issued and outstanding as of June 30, 2017 and December 31, 2016	19,063	19,063
Accumulated deficit	(14,107)	(14,224)
Total shareholders’ equity	4,956	4,839
Total liabilities and shareholders’ equity	$7,407	$7,263